     As filed with the Securities and Exchange Commission on August 7, 2002

                                                  Registration No. 333-
                                                                       ---------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
           (INCLUDING A FORM S-3 PROSPECTUS FOR THE RESALE OF SHARES)

                           --------------------------

                                     TEKELEC
             (Exact name of registrant as specified in its charter)

                 CALIFORNIA                                 95-2746131
       State or other jurisdiction of                    (I.R.S. Employer
       incorporation or organization)                   Identification No.)

           26580 WEST AGOURA ROAD
            CALABASAS, CALIFORNIA                              91302
  (Address of Principal Executive Offices)                   (Zip Code)

                           --------------------------

                             1994 STOCK OPTION PLAN
                          EMPLOYEE STOCK PURCHASE PLAN
                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                        OPTIONS TO PURCHASE COMMON STOCK
                           (Full titles of the plans)

                           --------------------------

                             RONALD W. BUCKLY, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                                     TEKELEC
                             26580 WEST AGOURA ROAD
                           CALABASAS, CALIFORNIA 91302
                                 (818) 880-5656
            (Name, address and telephone number of agent for service)

                           --------------------------

                                    Copy to:

                            KATHERINE F. ASHTON, ESQ.
                                 BRYAN CAVE LLP
                             120 BROADWAY, SUITE 300
                         SANTA MONICA, CALIFORNIA 90401

                           --------------------------

================================================================================

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                                          Proposed
     Title of          Amount            Proposed          Maximum
    Securities       of Shares            Maximum         Aggregate       Amount of
      to be            to be          Offering Price       Offering      Registration
    Registered      Registered(1)        per Share          Price            Fee
-------------------------------------------------------------------------------------
Common Stock,       5,900,000(1)(2)      $ 6.725(3)     $39,677,500(3)      $3,650
without par value
Common Stock,         200,000(1)(4)      $ 5.71625(5)   $ 1,143,250(5)      $  105
without par value
Common Stock,         500,000(1)(6)      $ 6.725(3)     $ 3,362,500(3)      $  310
without par value
Common Stock,         350,000(1)(7)      $27.56         $ 9,646,000         $  888
without par value
Common Stock,         360,000(8)         $19.21         $ 6,915,600         $  636
without par value
Common Stock,          48,000(1)(9)      $ 6.725(3)     $   322,800(3)      $   30
without par value                                       -----------         ------

                                          TOTAL:        $61,067,650         $5,619
                                                                            ======

----------

(1) This Registration Statement also covers such additional shares of Common Stock of the Registrant as may be issuable pursuant to anti-dilution provisions of these plans. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the 1994 Stock Option Plan, the Employee Stock Purchase Plan and the other options covered hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

(2) Represents shares issuable upon exercise of options granted or to be granted pursuant to the Company's 1994 Stock Option Plan.

(3) Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low reported sale prices of a share of the Registrant's Common Stock on August 1, 2002, as reported on the Nasdaq National Market.

(4) Represents shares issuable upon exercise of options granted or to be granted pursuant to the Company's Employee Stock Purchase Plan.

(5) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee on the basis of the average of 85% (see explanation in the following sentence) of the average of the high and low reported sale prices of a share of the Registrant's Common Stock on August 1, 2002, as reported on the Nasdaq National Market. Under the Employee Stock Purchase Plan, the purchase price of a share of Common Stock is equal to 85% of the fair market value of the Common Stock on the enrollment date or the exercise date, whichever is less.

(6) Represents shares issuable upon exercise of options granted or to be granted pursuant to the Company's Non-Employee Director Stock Option Plan.

(7) Represents shares issuable upon exercise of outstanding options to purchase 350,000 shares of Common Stock of the Registrant. These options were not granted pursuant to the Company's 1994 Stock Option Plan.

(8) Represents shares issuable upon exercise of outstanding options to purchase 360,000 shares of Common Stock of the Registrant. These options were not granted pursuant to the Company's 1994 Stock Option Plan.

(9) Represents shares issued pursuant to certain of the Company's employee benefit plans.


                                      (i)

                                EXPLANATORY NOTE

         Tekelec ("Tekelec" or the "Company") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register 7,310,000 shares of its Common Stock, without par value (the "Common Stock"), issuable pursuant to the employee benefit plans of the Company.

         This registration statement on Form S-8 also includes a prospectus prepared in accordance with Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for resales on a continuous or delayed basis in the future of up to an aggregate of 48,000 shares of the Company's Common Stock that constitute "restricted securities" and were issued prior to the filing of this registration statement.

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                  The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1), under the Securities Act. In accordance with the instructions to Part I, those documents are not filed with the Commission as part of this registration statement or a prospectus under Rule 424 of the Securities Act.









                                      (ii)

                                RESALE PROSPECTUS

                          48,000 SHARES OF COMMON STOCK

                                     TEKELEC

         This prospectus relates to 48,000 shares of Common Stock, without par value, of Tekelec ("Tekelec" or the "Company") that the selling shareholders identified on page 13 may offer from time to time for their own accounts. The shares were acquired by the selling shareholders under the Company's employee benefit plans as compensation for services performed and to be performed for the Company.

         We anticipate that the selling shareholders will offer the shares for sale at prevailing prices on the Nasdaq National Market on the dates of sale or in negotiated transactions. We will not receive any proceeds from sales made under this prospectus. The Company is paying the expenses of registering and offering the selling shareholder's shares, but all selling and similar expenses will be borne by the selling shareholders. None of the shares offered pursuant to this prospectus has been registered prior to the filing of the registration statement of which this prospectus is a part.

         Our Common Stock is traded on the Nasdaq National Market under the symbol TKLC. The last reported sale price of the Common Stock on August 1, 2002, was $6.56 per share.

                           --------------------------

         Investing in our Common Stock involves a high degree of risk. For more information, please see "Risk Factors" beginning on page 2.

                           --------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           --------------------------

                       Prospectus dated August    , 2002.
                                              ---



                                      (iii)

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY.......................................................      1
RISK FACTORS.............................................................      2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................     11
USE OF PROCEEDS..........................................................     12
SELLING SHAREHOLDERS.....................................................     13
PLAN OF DISTRIBUTION.....................................................     14
INDEMNIFICATION OF DIRECTORS AND OFFICERS................................     15
LEGAL MATTERS............................................................     16
EXPERT...................................................................     16
ADDITIONAL INFORMATION...................................................     16
DOCUMENTS INCORPORATED BY REFERENCE......................................     16

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The selling shareholders may use this document only where it is legal to sell the shares. The information in this document may be accurate only on the date of this document.

                               PROSPECTUS SUMMARY

         This summary highlights basic information we present more fully elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before buying shares of the Company's Common Stock. You should read carefully the entire prospectus and all of the documents incorporated by reference into this prospectus, including financial information and notes, before making a decision to purchase shares of the Company's Common Stock.

                                     TEKELEC

         Tekelec designs, manufactures, markets and supports network systems products, diagnostics systems and selected service applications for telecommunications networks and contact centers. Our customers include telecommunications carriers, network service providers, equipment manufacturers and contact center operators.

         Our network systems products help direct and control voice and data communications. They enable carriers to control, establish and terminate calls. They also enable carriers to offer intelligent services, which include any services other than the call or data transmission itself. Examples include familiar products such as call waiting, caller ID, voice messaging, toll free calls (e.g., "800" calls), prepaid calling cards and local number portability. Some of our network systems products also allow the monitoring and surveillance of network elements while the network is in operation.

         We believe that voice and data networks will increasingly interoperate, or converge. Network convergence provides opportunities to expand sales of our network systems products and service applications, several of which were designed specifically for converged networks.

         The Company's diagnostics products simulate a controlled network environment, which allows telecommunications equipment manufacturers, and to a lesser extent, carriers, to test products to ensure that products conform to specifications and to evaluate network performance without risking the failure of an in service-network.

         The Company's contact center products provide workforce management and intelligent call routing systems for single and multiple site contact centers. We sell our contact center products primarily to customers in industries with significant contact center operations such as financial services, telecommunications and retail.

         Our principal executive offices are located at 26580 West Agoura Road, Calabasas, California 91302 and our telephone number is (818) 880-5656. Our web site is located at www.tekelec.com. Information contained on our web site is not intended to constitute a part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the following risks before making an investment decision to purchase shares of the Company's Common Stock. You should also review the other information contained in this prospectus and in the documents incorporated by reference into this prospectus, including the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our most recent quarterly report on Form 10-Q or annual report on Form 10-K.

BECAUSE OUR QUARTERLY OPERATING RESULTS ARE DIFFICULT TO PREDICT AND MAY FLUCTUATE, THE MARKET PRICE FOR OUR STOCK MAY BE VOLATILE.

         Our quarterly operating results are difficult to predict and may fluctuate significantly. We have failed to achieve our revenue and net income expectations for certain prior periods, and it is possible that we will fail to achieve such expectations in the future. Fluctuations in our quarterly operating results may contribute to the volatility in our stock price. A number of factors, many of which are outside our control, can cause these fluctuations, including among others:

         -        overall telecommunications spending;

         - changes in general consumer conditions and specific market conditions in the telecommunications industry;

         - the size, timing, terms and conditions of orders and shipments;

         - the lengthy sales cycle of our network systems products and the reduced visibility into our customers' spending plans;

         - the progress and timing of the convergence of voice and data networks and other convergence-related risks described below;

         - the ability of carriers to utilize excess capacity of signaling infrastructure and related products in the network;

         - the capital spending patterns of customers, including deferrals or cancellations of purchases by customers;

         - the dependence on wireless customers for a significant percentage of the Company's revenue streams;

         - the success or failure of strategic alliances and acquisitions;

         - unanticipated delays or problems in releasing new products or services;

         -        the mix of products and services that we sell;

         - the geographic mix of our revenues and the associated impact on gross margins;

         - the introduction and market acceptance of new products and technologies;

         - the timing of the deployment by our intelligent network services and new technologies;

         - the ability of our customers to obtain financing or to fund capital expenditures;

         - the timing and level of our research and development expenditures and other expenses; and

         - the expansion of our marketing and support operations, both domestically and internationally.

         Our product sales in any quarter depend largely on orders booked and shipped in that quarter. A significant portion of our product shipments in each quarter occurs at or near the end of the quarter. Since individual orders can represent a meaningful percentage of our revenues and net income in any quarter, the deferral of or failure to close a single order in a quarter can result in a revenue and net income shortfall that causes us to fail to meet securities analysts' expectations for that period. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to sufficiently reduce our costs in any quarter to compensate for an unexpected near-term shortfall in revenues, and even a small shortfall could disproportionately and adversely affect our operating results for that quarter.

         The factors described above are difficult to forecast and could have a material adverse effect on our business, operating results and financial condition. There can be no assurances that we will not experience a shortfall in the future, which would adversely affect our operating results. Accordingly, the results of any one quarter should not be relied upon as an indication of our future performance.

WE ARE EXPOSED TO GENERAL ECONOMIC AND MARKET CONDITIONS

         Our business is subject to the effects of general economic conditions in the United States and globally, and, in particular, market conditions in the telecommunications industry. In recent quarters, our operating results have been adversely affected as a result of unfavorable economic conditions and reduced capital spending in the United States, Europe, Latin America and Asia. In particular, sales to network carriers in the United States have been adversely affected during fiscal 2001. If the economic conditions in the United States and globally do not improve, or if there is a worsening in the global economic slowdown, we may continue to experience material adverse impacts on our business, operating results and financial condition.

WE HAVE LIMITED PRODUCT OFFERINGS, AND OUR REVENUES MAY SUFFER IF DEMAND FOR ANY OF OUR PRODUCTS DECLINES OR FAILS TO DEVELOP AS WE EXPECT.

         We derive a substantial portion of our revenues from Network Systems products. During each of 1999, 2000 and 2001, our Eagle and IP7 signaling products and related services generated over 50% of our revenues, and we expect that these products and services and our other network systems products will continue to account for a substantial majority of our revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for these products, such as competition, technological change or a slower than anticipated rate of deployment of new technologies, could cause a decrease in our revenues and profitability. Therefore, continued and widespread market acceptance of these products is critical to our future success. Moreover, our future financial performance will depend in significant part on the successful and timely development, introduction and customer acceptance of new and enhanced versions of our Eagle and IP7 products and other Network Systems products. There are no assurances that we will continue to be successful in developing and marketing our network systems products and related services.

IF WIRELESS CARRIERS DO NOT CONTINUE TO BUY OUR NETWORK SYSTEMS PRODUCTS AND SERVICES, OUR NETWORK SYSTEMS BUSINESS WOULD BE HARMED.

         The success of our network systems business will depend in large part on the continued growth of the wireless network operators and their purchases of our products and services. We derive a substantial portion of our revenues from the sale of network systems products and services to wireless networks operators. In 2001, sales to the wireless market accounted for approximately 50% of our revenues. We expect that our sales of Network Systems products and services to wireless companies will continue to account for a substantial percentage of our revenues for the foreseeable future. The continued growth of the domestic and international wireless markets is subject to a number of risks that could adversely affect our revenues and profitability, including weakness in the domestic or global economy, a slowdown in capital spending by the wireless network operators, adverse changes in the debt and equity markets and the ability of wireless carriers to obtain financing on favorable terms, delays or scaling back of plans for the deployment by wireless network operators of new wireless broadband technologies, and slowing wireless network subscriber growth. Consequently, there can be no assurances that the wireless network carriers will continue to purchase our Network Systems products and services for the build out or expansion of their networks.

RISKS RELATED TO THE POTENTIAL CONVERGENCE OF VOICE AND DATA NETWORKS

         Currently, voice conversations are carried primarily over circuit switched networks. Another type of network, packet switched networks, carries primarily data. Circuit and packet networks use fundamentally different technologies. Although we expect a substantial portion of any increases in our future sales of network systems products to result from the interconnection, or convergence, of circuit and packet networks, we cannot accurately predict when such convergence will occur. Therefore, this convergence presents several significant and related risks to our business.

         IF THE CONVERGENCE OF CIRCUIT AND PACKET NETWORKS DOES NOT FULLY OCCUR OR TAKES LONGER THAN ANTICIPATED, SALES OF OUR NETWORK INFRASTRUCTURE PRODUCTS, AND OUR PROFITABILITY, COULD BE ADVERSELY AFFECTED.

         Any factor which might prevent or slow the convergence of circuit and packet networks could materially and adversely affect growth opportunities for our business. Such factors include:

         - the failure to solve or difficulty in solving certain technical obstacles to the transmission of voice conversations over a packet network;

         - delays in the formulation of standards for the transmission of voice conversations over a packet network; and

         - the imposition on packet network operators of access fees, which they currently do not pay.

         It may be difficult or impossible to solve certain technical obstacles to the transmission of voice conversations over a packet network with the same quality and reliability of a circuit network. For example, delays or gaps in the timing of a message are typically not as critical to data transmissions as they are to voice conversations. The nature of packet switching makes it difficult to prevent such delays or gaps as well as to repair such defects in a way that does not degrade the quality of a voice conversation. If this problem is not solved, the convergence of circuit and packet networks may never fully occur or may occur at a much slower rate than we anticipate. It may also be difficult or time-consuming for the industry to agree to standards incorporating any one solution to such technical issues if such a solution does exist. Without uniform standards, substantial convergence of circuit and packet networks may not occur.

         We cannot accurately predict when these technical problems will be solved, uniform standards agreed upon or when market acceptance of such solutions will occur. However, convergence may well take much longer or, as noted above, not fully occur at all. Moreover, uncertainty regarding the technology or standards employed in converged networks may cause carriers to delay their purchasing plans.

         Finally, the imposition of access fees on packet networks might slow the convergence of circuit and packet networks. Today, federal regulation requires an operator of a long distance circuit network to pay an access fee to the local phone company serving the recipient of a long distance call. Packet network operators do not currently pay such access fees. In the future, access fees may be imposed on carriers using packet networks to transmit voice calls. These access fees might also be imposed on the termination of "pure" data messages by operators of packet networks. The imposition of these access fees would reduce the economic advantages of using packet networks for voice and other transmissions, which may slow the convergence of circuit and packet networks.

         CUSTOMERS MAY PREFER FULLY INTEGRATED SWITCHING SOLUTIONS OFFERED BY OUR COMPETITORS.

         Our product strategy is to develop and provide only certain parts of a network switch which would be used in converged circuit and packet networks. This means that our new IP7 Secure Gateway and VXi Media Gateway Controller will need to be deployed with the products of other manufacturers in order to constitute a complete switching solution for a converged network. Some of our competitors, including Lucent, Nortel and Sonus Networks, manufacture fully integrated switches for converged networks that would not require any of our products. Some or all of our customers or potential customers may prefer to purchase such a fully integrated switching product rather than purchasing our convergence switching products. They may prefer a fully integrated switch, even if our convergence switching products are offered with the switch components made by others. Customers may choose this option because they believe that the fully integrated products are superior. If a significant number of our potential customers prefer a fully integrated solution made entirely by one manufacturer, our strategy could fail because our products do not achieve broad market acceptance for converged networks, and our business could suffer.

         OUR DEPENDENCE ON STRATEGIC RELATIONSHIPS WITH MANUFACTURERS OF OTHER PRODUCTS MAKES IT POTENTIALLY VULNERABLE TO THE ACTIONS AND PERFORMANCE OF OTHER MANUFACTURERS.

         Because our IP(7) Secure Gateway and VXi Media Gateway Controller will need to be bundled with the products of other manufacturers in order to constitute a switch in converged circuit and packet networks, we may be adversely affected by the actions of the manufacturers of the other necessary switch elements. First, these manufacturers may not choose to make their product designs compatible with our products. Second, those manufacturers who do choose to make their products compatible with our products may not develop or deliver their products on a timely basis, or may not develop products which perform as expected or are priced competitively. Third, manufacturers of these products may also subsequently change the design of their products in a manner which makes it difficult or impossible to make our products compatible. Fourth, manufacturers of these products may decide to develop a fully integrated network switch for converged networks and may cease selling non-integrated switching products. Finally, because we intend to market a product which incorporates network switching products made by others, any other manufacturer who markets our products together with our products may terminate or cease to fully support our efforts to sell our products. All of these actions will be outside of our control. Any of these actions could materially and adversely affect our business and profitability.

IF OUR PRODUCTS DO NOT SATISFY CUSTOMER DEMAND FOR PERFORMANCE OR PRICE, OUR CUSTOMERS COULD PURCHASE PRODUCTS FROM OUR COMPETITORS.

         If we are not able to compete successfully against our current and future competitors, our current and potential customers may choose to purchase similar products offered by our competitors, which would negatively affect our revenues. We face formidable competition from a number of companies offering a variety of network systems, diagnostics or contact center products. The markets for our products are subject to rapid technological changes, evolving industry standards and regulatory developments. Our competitors include many large domestic and international companies as well as many smaller established and emerging technology companies. We compete principally on the basis of:

         -        product performance and functionality;

         -        product quality and reliability;

         -        customer service and support; and

         -        price.

         Many of our competitors have substantially greater financial resources, product development, marketing, distribution and support capabilities, name recognition and other resources than us. We anticipate that competition will continue to intensify with the anticipated convergence of voice and data networks. We may not be able to compete effectively or to maintain or capture meaningful market share, and our business could be harmed, if our competitors' solutions provide higher performance, offer additional features and functionality or are more reliable or less expensive than our products. Increased competition could force us to lower our prices or take other actions to differentiate our products, which could adversely affect our operating results.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS, AND THE LOSS OF ANY OF THESE CUSTOMERS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         Historically, a limited number of customers has accounted for a significant percentage of our revenues in each fiscal quarter. Less than 10% of our customers accounted for approximately 70% of our revenues in each of 2000 and 2001. We anticipate that our operating results in any given period will continue to depend to a significant extent upon revenues from a small number of customers. In addition, we anticipate that the mix of customers in each fiscal period will continue to vary. In order to increase our revenues, we will need to attract additional significant customers on an ongoing basis. Our failure to sell a sufficient number of products or to obtain a sufficient number of significant customers during a particular period could adversely affect our operating results.

IF WE FAIL TO DEVELOP OR INTRODUCE NEW PRODUCTS IN A TIMELY FASHION, OUR BUSINESS WILL SUFFER.

         If we fail to develop or introduce on a timely basis new products or product enhancements or features that achieve market acceptance, our business will suffer. The markets for our network systems and diagnostics products are characterized by rapidly changing technology, frequent new product introductions, short product life cycles and enhancements and evolving industry standards. Our success will depend to a significant extent upon our ability to accurately anticipate the evolution of new products, technologies and market trends and to enhance our existing products. It will also depend on our ability to timely develop and introduce innovative new products that gain market acceptance. Finally, sales of both our network systems and our diagnostics products depend in part on the continuing development and deployment of emerging standards and our ability to offer new products and services that comply with these standards. There can be no assurances that we will be successful in selecting, developing, manufacturing and marketing new products or enhancing our existing products on a timely or cost-effective basis. Moreover, we may encounter technical problems in connection with our product development that could result in the delayed introduction of new products or product enhancements. In addition, products or technologies developed by others may render our products noncompetitive or obsolete.

LITIGATION RELATED TO PRODUCT LIABILITY CLAIMS COULD BE EXPENSIVE AND COULD NEGATIVELY AFFECT OUR PROFITABILITY.

         Products as complex as ours may contain undetected errors when first introduced or as new versions are released. Such errors, particularly those that result in a failure of our switching products or telecommunications networks, could harm our customer relationships, business and reputation. While our products have earned a reputation for reliability and performance, there can be no assurances that our products will not have errors in the future. A product liability claim brought against us could result in costly, protracted, highly disruptive and time consuming litigation, which would harm our business. In addition, we may be subject to claims arising from our failure to properly service or maintain our products or to adequately remedy defects in our products once such defects have been detected. Our agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in our agreements may not be effective under the laws of some jurisdictions, particularly since we have significant international sales. Although we maintain product liability insurance, it may not be sufficient to cover all claims to which we may be subject. The successful assertion against us of one or a series of large uninsured claims would harm our business. Although we have not experienced any significant product liability claims to date, our sale and support of products may entail the risk of these types of claims, and subject us to such claims in the future.

         In August 2000, Alcatel USA, Inc. and Alcatel USA Sourcing, L.P. (collectively, "Alcatel") filed a complaint against Tekelec alleging that we manufacture and sell products that infringe two patents owned by Alcatel USA Sourcing, L.P. The patents at issue relate to a system and method for application location register routing in a telecommunications network. Although we believe that we have defenses to Alcatel's claims on the ground of invalidity, noninfringement and inequitable conduct by Alcatel, there can be no assurance that we will be successful in this action.

IF CUSTOMERS DO NOT CONTINUE TO PURCHASE TEST SYSTEMS, OUR DIAGNOSTICS BUSINESS WOULD BE HARMED.

         The future success of our diagnostics business will depend on continued growth in the market for telecommunications test systems and services and the continued commercial acceptance of our diagnostics products as solutions to address the testing requirements of telecommunications equipment manufacturers, to a lesser extent, and network operators. While most of our existing and potential customers have the technical capability and financial resources to produce their own test systems and perform test services internally, many have chosen to purchase a substantial portion of their test equipment needs. There can be no assurances that our customers will continue to purchase their test systems from third parties or that potential new customers will purchase test equipment. Even if they do, they may choose the diagnostics products and services offered by our competitors.

         Certain of our customers in the diagnostics market also manufacture network systems products that compete or may compete with our current or future network systems products. Increasing competition in the network systems market may cause these customers to reduce their purchases of our diagnostics products.

WE ARE DEPENDENT ON RELATIONSHIPS WITH STRATEGIC PARTNERS AND DISTRIBUTORS AND OTHER RESELLERS.

         We believe that our ability to compete successfully against other network systems product manufacturers depends in part on distribution and marketing relationships with leading communications equipment suppliers. If we cannot successfully enter these types of relationships on favorable terms to us or maintain these relationships, our business may suffer.

         In addition, we expect to increasingly rely on the deployment of our products with those of other manufacturers, systems integrators and other resellers, both domestically and internationally. To the extent our products are so incorporated, we depend on the timely and successful development of those other products. Although we currently have a network of distributors for our diagnostics products and uses distributors only to a limited extent or not at all with respect to our other product lines, we may expand our distribution activities with respect to our other products, including network infrastructure products.

OUR COMPLIANCE WITH TELECOMMUNICATIONS REGULATIONS AND STANDARDS MAY BE DIFFICULT AND COSTLY, AND IF WE FAIL TO COMPLY, OUR PRODUCT SALES WOULD DECREASE.

         In order to maintain market acceptance, our products must continue to meet a significant number of regulations and standards. In the United States, our products must comply with various regulations defined by the Federal Communications Commission and Underwriters Laboratories as well as standards established by Telcordia (formerly Bell Telecommunications Research). Internationally, our products must comply with standards established by telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. As these standards evolve, we will be required to modify our products or develop and support new versions of our products. The failure of our products to comply, or delays in compliance, with the various existing and evolving industry standards could delay introduction of our products, which could harm our business.

         In order to penetrate our target markets, it is important that we ensure the interoperability of our products with the operations, administration, maintenance and provisioning systems used by our customers. To ensure this interoperability, we periodically submit our products to technical audits. Our failure or delay in obtaining favorable technical audit results could adversely affect our ability to sell products to some segments of the communications market.

         Government regulatory policies are likely to continue to have a major impact on the pricing of existing as well as new public network services and, therefore, are expected to affect demand for such services and the communications products, including our products, that support such services. Tariff rates, whether determined autonomously by carriers or in response to regulatory directives, may affect cost effectiveness of deploying public network services. Tariff policies are under continuous review and are subject to change. User uncertainty regarding future policies may also affect demand for communications products, including our products. In addition, the convergence of circuit and packet networks could be subject to governmental regulation. Regulatory initiatives in this area could adversely affect our business.

WE HAVE SIGNIFICANT INTERNATIONAL SALES, AND INTERNATIONAL MARKETS HAVE INHERENT RISKS.

         International sales are subject to inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations and distributors, longer payment cycles, greater difficulty in accounts receivable collection and potentially adverse tax consequences. Doing business overseas is generally more costly than doing business in the United States. We sell our products worldwide through our direct sales forces, distributors and other resellers and wholly owned subsidiaries in Japan and the United Kingdom. International sales accounted for 23% of sales in 1999, 29% in 2000 and 27% in 2001. Our sales through our Japanese subsidiary, and to a limited extent, other sales, are denominated in local currencies while other international sales are U.S. dollar-denominated. We expect that international sales will continue to account for a significant portion of our revenues in future periods.

         Exchange rate fluctuations on foreign currency transactions and translations arising from international operations may contribute to fluctuations in our business and operating results. Fluctuations in exchange rates could also affect demand for our products. If, for any reason, exchange or price controls or other restrictions in foreign countries are imposed, our business and operating results could suffer. In addition, any inability to obtain local regulatory approvals in foreign markets on a timely basis could harm our business.

         In particular, if we are not able to manage our continuing expansion into Europe and planned expansion into Latin America, our business may suffer. In addition, we are relatively unknown in Europe and Latin America, and we may have difficulty establishing relationships or building name recognition, which could adversely affect our performance in these markets. Moreover, European telecommunications networks generally have a different structure, and our products may not be completely compatible with this different structure. As a result, our products may not be competitive with those of our competitors in Europe.

         Access to foreign markets is often difficult due to the established relationships between a government-owned or controlled communications operating company and our traditional indigenous suppliers of communications equipment. These foreign communications networks are in many cases owned or strictly regulated by government. There can be no assurances that we will be able to successfully penetrate these markets, particularly for our switching products.

OUR LOSS OF SERVICES OF KEY PERSONNEL OR FAILURE TO ATTRACT AND RETAIN ADDITIONAL KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

         We depend to a significant extent upon the continuing services and contributions of our senior management team and other key personnel, particularly Michael L. Margolis, our Chief Executive Officer and President; Fred Lax, our Chief Operating Officer and Executive Vice President, Lori Craven, our Vice President and General Manager, Network Systems Division; and Debbie May, our Vice President and General Manager, Contact Center Division. We do not have long-term employment agreements or other arrangements with our employees which would prevent them from leaving Tekelec. Our future success also depends upon our ongoing ability to attract and retain highly skilled personnel. Our business could suffer if we were to lose any key personnel and not be able to find appropriate replacements in a timely manner or if we were unable to attract and retain additional highly skilled personnel.

THERE CAN BE NO ASSURANCES THAT OUR MEASURES TO PROTECT OUR PROPRIETARY TECHNOLOGY AND OTHER INTELLECTUAL PROPERTY RIGHTS ARE ADEQUATE.

         Our success depends to a significant degree on our proprietary technology and other intellectual property. Although we regard our technology as proprietary, it has sought only limited patent protection. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality agreements and contractual restrictions to establish and protect our proprietary rights. These measures, however, afford only limited protection and may not prevent third parties from misappropriating our technology or other intellectual property. In addition, the laws of certain foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, which makes misappropriation of our technology and other intellectual property more likely. It is possible that others will independently develop similar products or design around our patents and other proprietary rights. If we fail to successfully enforce or defend our intellectual property rights or if we fail to detect misappropriation of our proprietary rights, our ability to effectively compete could be seriously impaired.

         Our pending patent and trademark registration applications may not be allowed, and our competitors may challenge the validity or scope of our patent or trademark registration applications. In addition, we from time to time face challenges to the validity or enforceability of our proprietary rights and litigation may be necessary to enforce and protect our rights, to determine the validity and scope of our proprietary rights and the rights of others, or to defend against claims of infringement or invalidity. Any such litigation would be expensive and time consuming, would divert our management and key personnel from business operations and would likely harm our business and operating results.

IF THIRD PARTIES CLAIM THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY, WE MAY BE PREVENTED FROM SELLING CERTAIN PRODUCTS AND INCUR SIGNIFICANT EXPENSES TO RESOLVE THESE CLAIMS.

         We receive from time to time claims of infringement from third parties or otherwise becomes aware of relevant patents or other intellectual property rights of third parties that may lead to disputes and litigation. Any claims made against us regarding patents or other intellectual property rights could be expensive and time consuming to resolve or defend and could have a material adverse effect on our business. In addition, any such claims would divert our management and key personnel from our business operations and may require us to modify or cease marketing our products, develop new technologies or products, acquire licenses to proprietary rights that are the subject of the infringement claim or refund to our customers all or a portion of the amounts they paid for infringing products. If such claims are asserted, there can be no assurances that we would prevail or be able to acquire any necessary licenses on acceptable terms, if at all. In addition, we may be requested to defend and indemnify certain of our customers and resellers against claims that our products infringe the proprietary rights of others. We may also be subject to potentially significant damages or injunctions against the sale of certain products or use of certain technologies. There can be no assurances whether litigation can be avoided or successfully concluded. Although we believe that our intellectual property rights are sufficient to allow us to sell our existing products without violating the valid proprietary rights of others, there can be no assurances that our technologies or products do not infringe on the proprietary rights of third parties or that such parties will not initiate infringement actions against us.

         In August 2000, Alcatel USA, Inc. and Alcatel USA Sourcing, L.P. (collectively, "Alcatel") filed a complaint against Tekelec alleging that we manufacture and sell products that infringe two patents owned by Alcatel USA Sourcing, L.P. The patents at issue relate to a system and method for application location register routing in a telecommunications network. Although the Company believes that it has defenses to Alcatel's claims on the ground of invalidity, noninfringement and inequitable conduct by Alcatel, there can be no assurance that the Company will be successful in this action.

IF WE ARE UNABLE TO PROCURE SOME OF OUR SUBSYSTEMS AND COMPONENTS FROM OTHER MANUFACTURERS, WE MAY NOT BE ABLE TO OBTAIN SUBSTITUTE SUBSYSTEMS OR COMPONENTS ON TERMS THAT ARE AS FAVORABLE.

         Certain of our products contain subsystems or components acquired from other OEMs. These OEM products are often available only from a limited number of manufacturers. In the event that an OEM product becomes unavailable from a current OEM vendor, second sourcing would be required. This sourcing may not be available on reasonable terms, if at all, and could delay customer deliveries, which could adversely affect our business.

WE ARE EXPOSED TO THE CREDIT RISK OF SOME OF OUR CUSTOMERS AND TO CREDIT EXPOSURES IN WEAKENED MARKETS.

         Due to the current slowdown in the economy, the credit risks relating to our customers have increased. Although we have programs in place to monitor an mitigate the associated risk, there can be no assurance that such programs will be effective in reducing our credit risks. We also continue to monitor credit exposure from weakened financial conditions in certain geographic regions, and the impact that such conditions may have on the worldwide economy. We have experienced losses due to customers' failing to meet their obligations. Although these losses have not been significant, future losses, if incurred, could harm our business and have a material adverse effect on our operating results and financial condition.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK OR SALES BY OUR DIRECTORS AND OFFICERS IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

         Sales of a substantial number of shares of our Common Stock in the future could cause our stock price to fall. All of our directors and executive officers own or have options to acquire shares of our Common Stock and sales by these individuals could be perceived negatively by investors and could cause the market price of our Common Stock to drop.

OUR SHAREHOLDER RIGHTS PLAN MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, DESPITE THE POSSIBLE BENEFITS TO OUR SHAREHOLDERS.

         Our shareholder rights plan may have the effect of delaying, deferring or preventing a change in control of the Company despite possible benefits to our shareholders, may discourage bids at a premium over the market price of our Common Stock and may harm the market price of our Common Stock.

OUR STOCK PRICE MAY BE VOLATILE.

         The market price for our Common Stock has experienced price volatility and may continue to be volatile and subject to fluctuations in response to factors including those set forth in this prospectus. The stock markets in general, and The Nasdaq Stock Market and technology and telecommunications companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to companies' operating performances. These broad market and industry factors, as well as general economic and political conditions, may materially adversely impact the market price of our Common Stock in the future, regardless of our actual operating performance.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         The statements that are not historical facts contained in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the current belief, expectations or intent of Tekelec's management. These statements are subject to and involve certain risks and uncertainties including, but not limited to: timing of significant orders and shipments and the resulting fluctuation of our operating results; changes in customer product mix; customer acceptance of our products; capital spending patterns of customers; our limited product offerings; risks relating to the convergence of voice and data networks; competition and pricing; our relatively limited number of customers; new product introductions by us or by our competitors; product liability risks; the continued growth in third party purchases of diagnostics systems; uncertainties relating to our international operations; intellectual property protection; carrier deployment of new technologies and intelligent network services, the level and timing of research and development expenditures; regulatory changes; general economic condition and other risks described in this prospectus and in our other filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside of our control and are difficult for us to forecast or mitigate. Actual results may differ materially from those expressed or implied in such forward-looking statements. We are not responsible for revising or updating these forward-looking statements for any reason. Undue emphasis should not be placed on any forward-looking statements contained herein or made elsewhere by or on behalf of the Company.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the respective accounts of the selling shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

         The 48,000 shares of Common Stock of Tekelec to which this prospectus relates are being sold by our executive officers named below who acquired the shares pursuant to our "employee benefit plans" as that term is defined in Rule 405 of Regulation C under the Securities Act. The selling shareholders may from time to time offer and sell the shares pursuant to this prospectus. The following table indicates with respect to each selling shareholder:

         - the number of shares owned by the selling shareholder prior to the offering;

         - the number of shares the selling shareholder may resell pursuant to this prospectus; and

         - assuming a selling shareholder sells all shares which may be sold by him pursuant to this prospectus, the number of shares the selling shareholder will own after completion of the offering.

         Beneficial ownership calculations are determined in accordance with the rules of the Securities and Exchange Commission and are based on 60,385,214 shares outstanding at July 1, 2002.

                             Beneficial Ownership         Shares         Beneficial Ownership
                               of Common Stock       of Common Stock       of Common Stock
                              Prior to Offering       Offered Hereby        After Offering
                             --------------------    ---------------     --------------------

Selling Shareholders        Number         Percent       Number          Number       Percent
--------------------        ------         -------       ------          ------       -------
Michael L. Margolis(1).    304,620(1)(3)      *          18,000(3)      286,620(2)       *
Frederick M. Lax(4)....    146,685(5)(6)      *          30,000(6)      116,685(5)       *

----------

*     Less than 1%.

(1) Mr. Margolis has been our President and Chief Executive Officer since February 1998.

(2) Includes 280,305 shares subject to options held by Mr. Margolis which are exercisable or become exercisable within 60 days after July 1, 2002.

(3) Includes 6,000 unvested restricted shares awarded to Mr. Margolis in connection with the commencement of his employment in February 1998. Such shares vest on February 17, 2003 and are subject to earlier vesting under certain circumstances.

(4) Mr. Lax has been our Executive Vice President and Chief Operating Officer since February 2001.

(5) Includes 115,625 shares subject to options held by Mr. Lax which become exercisable within 60 days after July 1, 2002.

(6) Includes 22,500 unvested restricted shares awarded to Mr. Lax in connection with the commencement of his employment in February 2001. 7,500 of such shares vest on each of February 1, 2003, February 1, 2004 and February 1, 2005.

                              PLAN OF DISTRIBUTION

         We are registering on behalf of the selling shareholders the shares that they are offering to sell in this prospectus. We will pay all costs, expenses and fees to register the shares covered by this prospectus. As used herein, "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will pay any commissions and similar selling expenses of brokers or dealers attributable to the sale of the shares.

         The selling shareholders may sell or distribute some or all of the shares from time to time in one or more transactions (which may involve block transactions) on The Nasdaq National Market, in privately negotiated transactions, in the over-the-counter market, through put or call options transactions relating to the shares, through short sales of shares, or in a combination of these transactions. These transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed. These transactions may or may not involve brokers or dealers.

         The selling shareholders may sell the shares directly to purchasers or to or through brokers or dealers, which may act as principals or agents. These brokers and dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, and, if they act as agent for the purchaser of the shares, from such purchaser. This compensation may be in excess of that customary for the type of transaction involved.

         The selling shareholders and any brokers or dealers that participate in the distribution of the shares may be considered underwriters within the meaning of Section 2(11) the Securities Act. Any commissions received by brokers or dealers and any profit on the resale of the shares sold by them while acting as principals may be considered to be underwriting discounts and commissions under the Securities Act. We know of no existing arrangements between the selling shareholders or between either selling shareholder and any broker, dealer or other agent for the sale or distribution of the shares. Each selling shareholder may indemnify any broker, dealer or agent and its controlling persons against liabilities arising from the sale of the shares, including those liabilities arising under the Securities Act.

         We have advised the selling shareholders that the anti-manipulative provisions of Regulation M of the Securities Exchange Act of 1934, as amended, may apply to any person engaged in the distribution of the shares. We have also informed the selling shareholders of the possible need to deliver copies of this prospectus to prospective purchasers of the shares.

         Any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold in compliance with Rule 144 rather than under this prospectus. Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our "affiliate," is entitled to sell within any three-month period restricted shares beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of our then outstanding shares of Common Stock or (ii) the average weekly trading volume in our Common Stock during the four calendar weeks preceding the sale, provided that at least one year has elapsed since the shares were acquired from us or our affiliate. Rule 144 also restricts the manner in which the shares may be sold, may require the filing of a notice of the proposed sale of shares and requires the availability of current public information regarding the Company. A person who is not an affiliate of the Company within the three months prior to a sale may sell restricted shares without regard to the volume limitations or these other restrictions if at least two years have elapsed since the shares were acquired from us or our affiliate.

         If a selling shareholder notifies us that he has engaged a broker or dealer to sell the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase through a broker or dealer, we will supplement this prospectus as required by the Securities Act. The supplement will disclose the name of the selling shareholder and the participating broker or dealer, the number of shares involved, the price at which the shares were sold, the commissions paid or the discounts or concessions allowed any broker or dealer and, where applicable, that the broker or dealer did not conduct an investigation to verify the information included or incorporated by reference in this prospectus. In addition, if we are notified by a selling shareholder that a donee or pledgee intends to sell more than 500 of the shares covered hereby, a supplement to this prospectus will be filed.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 317 of the California Corporations Code provides that a corporation may indemnify corporate "agents" (including directors, officers and employees of the corporation) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful, and against expenses actually and reasonably incurred in connection with defending derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding against such agent, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the Board of Directors (other than directors involved in such proceeding), by independent legal counsel if such a quorum of directors is not obtainable, by the shareholders (other than shareholders to be indemnified), or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct. Corporations may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation unless it is ultimately determined that the agent is entitled to be indemnified against expenses reasonably incurred.

         The indemnification provided by Section 317 of the California Corporations Code is not deemed to be exclusive of any other rights to which agents of the Company seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights are authorized in the articles of the corporation. Article V of the Company's Restated Articles of Incorporation authorizes the Company to provide for indemnification of its agents for breach of duty to the Company and its shareholders, through bylaw provisions or through agreements with such agents, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

         Article VI of the Company's bylaws provides for the indemnification of all past and current directors to the maximum extent and in the manner permitted by Section 317. Additionally, the Company has entered into Indemnification Agreements with its directors under which the Company has undertaken to indemnify each such agent to the fullest extent permitted by its Articles of Incorporation, bylaws and applicable law against all expenses, liability and loss (which are not paid by insurance or otherwise by the Company) reasonably incurred or suffered by such agent in connection with the defense of any action or proceeding to which the agent was or is a party or is threatened to be made a party by reason of conduct in his capacity as an officer or director, or in which the agent is or may be involved by reason of the fact that he is or was serving as an officer or director of the Company, not including actions brought for violation of Section 16 of the Securities Exchange Act of 1934 or for failure to qualify for an exemption under Section 4 of the Securities Act of 1933.

         The Company also maintains on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for Tekelec by Bryan Cave LLP. Ronald W. Buckly, Tekelec's Vice President and General Counsel, is of counsel to Bryan Cave LLP, which firm has provided legal services to Tekelec since March 1996.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Tekelec for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at "http://www.sec.gov" that contains reports, proxy and information statements, and other information regarding registrants, including Tekelec, that file electronically with the SEC. In addition, our Common Stock is quoted on the Nasdaq National Market System, and reports, proxy statements, informational statements and other information concerning Tekelec can be inspected at the following Nasdaq office:

                             The Nasdaq Stock Market
                                 Reports Section
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         This prospectus contains information concerning us and the sale of our Common Stock by the selling shareholders, but does not contain all the information set forth in the registration statement that we filed with the SEC under the Securities Act. Statements made in this prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and such statements are qualified by reference to the applicable contract, agreement or other document. The registration statement, including various exhibits, may be obtained upon payment of the fee charged by the SEC, or may be examined without charge at the SEC's office in Washington, D.C.

                       DOCUMENTS INCORPORATED BY REFERENCE

         This prospectus incorporates certain documents about us by reference that are not presented in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference in this prospectus the following documents which were filed with the Securities and Exchange Commission under the Exchange Act:

         - our annual report on Form 10-K for our fiscal year ended December 31, 2001;

         - our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002;

         -        our Proxy Statement for our 2002 Annual Meeting of
                  Shareholders; and

         - the description of our Common Stock contained in the Registration Statement on Form 8-A (File No. 0-15135) filed on November 12, 1986, pursuant to Section 12 of the Securities Exchange Act of 934, including any amendment or reports filed for the purpose of updating such description.

         We also are incorporating by reference in this prospectus all reports and other documents that we file after the date of this prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the notes and the underlying Common Stock under this prospectus. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus as of the date of filing of such reports and documents.

         Any statement contained in this prospectus or in a document which is incorporated by reference herein will be modified or superseded for purposes of this prospectus to the extent that a statement in any document that we file after the date of this prospectus that also is incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

         This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. You may request, and we will send to you, without charge, copies of these documents, other than exhibits to these documents, which we will send to you for a reasonable fee. Requests should be directed to the office of the Secretary, Tekelec, 26580 West Agoura Road, Calabasas, California 91302 (telephone (818) 880-5656).

         Our Common Stock is listed on the Nasdaq National Market under the symbol "TKLC" and our SEC filings can also be read and obtained at the following Nasdaq address:

                             The Nasdaq Stock Market
                                 Reports Section
                               1735 K Street, N.W.
                             Washington, D.C. 20006

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents and information previously filed with the Securities and Exchange Commission are hereby incorporated by reference:

                  Item 3(a)

                           The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                           The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.

                  Item 3(b)

                           None.

                  Item 3(c)

                           Item 1 of the Registrant's Registration Statement on Form 8-A (Registration No. 0-15135) filed with the Commission on November 12, 1986, pursuant to Section 12 of the Securities Exchange Act of 1934.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  The validity of the shares of the Company's Common Stock registered hereunder will be passed upon for the Company by Bryan Cave LLP, Santa Monica, California. Ronald W. Buckly, the Company's Vice President and General Counsel, is of counsel to Bryan Cave LLP, which firm has provided legal services to the Company since March 1996.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Section 317 of the California Corporations Code provides that a corporation may indemnify corporate "agents" (including directors, officers and employees of the corporation) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful, and against expenses actually and reasonably incurred in connection with defending derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding against such agent, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the Board of Directors (other than directors involved in such proceeding), by independent legal counsel if such a quorum of directors is not obtainable, by the shareholders (other than shareholders to be indemnified), or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct. Corporations may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation unless it is ultimately determined that the agent is entitled to be indemnified against expenses reasonably incurred.

                  The indemnification provided by Section 317 of the California Corporations Code is not deemed to be exclusive of any other rights to which agents of the Company seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights are authorized in the articles of the corporation. Article V of the Company's Restated Articles of Incorporation authorizes the Company to provide for indemnification of its agents for breach of duty to the Company and its shareholders, through bylaw provisions or through agreements with such agents, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

                  Article VI of the Company's bylaws provides for the indemnification of all past and current directors to the maximum extent and in the manner permitted by Section 317. Additionally, the Company has entered into Indemnification Agreements with its directors under which the Company has undertaken to indemnify each such agent to the fullest extent permitted by its Articles of Incorporation, bylaws and applicable law against all expenses, liability and loss (which are not paid by insurance or otherwise by the Company) reasonably incurred or suffered by such agent in connection with the defense of any action or proceeding to which the agent was or is a party or is threatened to be made a party by reason of conduct in his capacity as an officer or director, or in which the agent is or may be involved by reason of the fact that he is or was serving as an officer or director of the Company, not including actions brought for violation of Section 16 of the Securities Exchange Act of 1934, as amended, or for failure to qualify for an exemption under Section 4 of the Securities Act of 1933, as amended.

                  The Company also maintains on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  The issuances of the shares being offered by the Form S-3 resale prospectus have been previously issued and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder.

ITEM 8.  EXHIBITS.

Exhibit
Number
-------

4.1 1994 Stock Option Plan, including forms of stock option agreements(1) and Amendments thereto dated as of February 4, 1995(1), March 3,
         1995(2), January 27, 1996(3), February 26, 1997(4), March 19, 1997(4),
         March 20, 1998(5), March 19, 1999(6), March 23, 2000(7), May 18,
         2001(8) and March 19, 2002, respectively.

4.2      Employee Stock Purchase Plan(3) and Amendment No. 1 thereto dated March
         23, 2001(8).

4.3 Non-Employee Director Stock Option Plan, including form of stock option agreement.

4.4      Nonstatutory Stock Option Agreement dated February 1, 2001 between the
         Registrant and Frederick W. Lax.(9)

4.5      Nonstatutory Stock Option Agreement dated January 18, 2002 between the
         Registrant and Lori Craven.

4.6      Nonstatutory Stock Option Agreement dated January 18, 2002 between the
         Registrant and Daniel Walters.

5.1      Opinion of Bryan Cave LLP.

23.1     Consent of PricewaterhouseCoopers LLP.

23.2     Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1     Power of Attorney (see page II-5 of this Registration Statement).

----------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Registration No. 33-82124) filed with the Commission on July 28, 1994.

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Registration No. 33-60611) filed with the Commission on June 27, 1995.

(3) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Registration No. 333-05933) filed with the Commission on June 13, 1996.

(4) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Registration No. 333-28887) filed with the Commission on June 10, 1997.

(5) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Registration No. 333-71261) filed with the Commission on January 27, 1999.

(6) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q (File No. 0-15135) for the quarter ended June 30, 1999.

(7) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Registration No. 333-39588) filed with the Commission on June 19, 2000.

(8) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q (File No. 0-15135) for the quarter ended June 30, 2001.

(9) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q (File No. 0-15135) for the quarter ended March 31, 2001.

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CALABASAS, STATE OF CALIFORNIA, ON AUGUST 7, 2002.

                                    TEKELEC

                                    By:  /s/ MICHAEL L. MARGOLIS
                                       ----------------------------------------
                                         Michael L. Margolis,
                                         Chief Executive Officer and President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael L. Margolis and Ronald W. Buckly, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              Signature                                   Title                            Date
              ---------                                   -----                            ----

      s/ MICHAEL L. MARGOLIS             Director, Chief Executive Officer and
------------------------------------     President (Principal Executive Officer)       August 7, 2002
         Michael L. Margolis

      s/ PAUL J. PUCINO                  Vice President and Chief Financial Officer
------------------------------------     (Principal Financial Officer                  August 7, 2002
         Paul J. Pucino                  and Principal Accounting Officer)

     s/ JEAN CLAUDE ASSCHER
------------------------------------     Chairman of the Board                         August 7, 2002
         Jean Claude Asscher

      s/ ROBERT V. ADAMS
------------------------------------
         Robert V. Adams                 Director                                      August 7, 2002

      s/ DANIEL L. BRENNER
------------------------------------
         Daniel L. Brenner               Director                                      August 7, 2002

     /s/ HOWARD ORINGER
------------------------------------
         Howard Oringer                  Director                                      August 7, 2002

      s/ JON F. RAGER
------------------------------------
         Jon F. Rager                    Director                                      August 7, 2002

                                INDEX TO EXHIBITS

 Exhibit
  Number                 Exhibit
  ------                 -------
    4.1           Amendment No. 11, dated March 19, 2002, to 1994 Stock Option
                  Plan.

    4.3 Non-Employee Director Stock Option Plan, including form of stock option agreement.

    4.5 Nonstatutory Stock Option Agreement dated January 18, 2002 between the Registrant and Lori Craven.

    4.6 Nonstatutory Stock Option Agreement dated January 18, 2002 between the Registrant and Daniel Walters.

    5.1           Opinion of Bryan Cave LLP.

   23.1           Consent of PricewaterhouseCoopers LLP.